Strategic Alliance Agreement

between

7bridge Capital Partners Limited

and

C-Chip Technologies Corporation

dated: ____________________

CONFIDENTIAL

7bridge Capital Partners Limited
Suite 1304 Kinwick Centre
32 Hollywood Road
Central, Hong Kong
Voice +852 2110 9200
Fax +852 2110 9983

February 2004

7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

This agreement ("Agreement") is signed and entered into on the day of February, 2004.

(the "Effective Date").

BETWEEN:

7bridge Capital Partners Limited, a company incorporated in the Hong Kong Special Administrative Region of The People's Republic of China and having its principal office at Suite 1304 Kinwick Centre, 32 Hollywood Road, Central, Hong Kong ("7bridge") of the first part;

AND

C-Chip Technologies Corporation, a company incorporated in the State of Nevada and having its principal office at 4710 St. Ambrose, Suite 227, Montréal, Quebec, Canada ("C-Chip") of the second part.

Hereinafter, when not referred to specifically by name, the "Parties" jointly, or singly the "Party".

WHEREAS:

C-Chip has developed significant expertise in the development of wireless telemetry and control technology, and has Patents pending on certain aspects of this technology (altogether, with associated "Current C-Chip Products", the "C-Chip Technology");

C-Chip has already developed a range of wireless devices based on RFID technology for telemetry and remote enabling, disabling and tracking (together "Current C-Chip Products");

7bridge has a significant network of contacts that will enable it to develop and expand on the C-Chip technology in the Asia-Pacific region (as defined in this Agreement);

7bridge wishes to obtain the rights to the C-Chip Technology for Asia, including rights to further develop the same through it's own initiative;

7bridge wishes to acquire exclusive rights to distribute the current C-Chip Products in Greater China and subsequently throughout Asia-Pacific;

C-Chip wishes to benefit from it's Alliance with 7bridge through 7bridge's further development of the C-Chip Technology;

7bridge and C-Chip are entering into this Agreement to formalize their existing business relationship and to confirm the terms and conditions of this relationship;

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged,

THE PARTIES HEREBY AGREE AS FOLLOWS:

Definitions

Device(s)	wireless devices provided by C-Chip according to the specifications outlined in Appendix 1
End User	a person or entity that acquires the Device from 7bridge, Distributors or an Authorized Agents
Agreement	This 7bridge - C-Chip Strategic Alliance Agreement (including Appendices) as it may be amended in writing from time to time
Term	has the meaning set forth in Article 2
Tier 1 Support	means the technical and customer support provided by 7bridge to the End User
Tier 2 Support	means the back-up technical and customer support provided by C-Chip to 7bridge.
Greater China	shall be defined as certain Countries and their associated territories; specifically, The People's Republic of China, Hong Kong, Macau, Taiwan R.O.C. and Mongolia,
Asia-Pacific	shall be defined as certain Countries and their associated territories within the geographical area of the continent of Asia, it's littoral, and the Pacific Ocean, including the Indian sub-Continent, but excluding Asiatic Russia; specifically, the following Countries and political entities: Greater China (as defined above), Japan, South Korea, North Korea, Vietnam, Laos, Cambodia, the Philippines, Brunei, Thailand, Malaysia, Singapore, Myanmar (Burma), India, Bangladesh, Nepal, Bhutan, Sri Lanka, Maldives, Pakistan, Afghanistan, British Indian Ocean Territory, Mauritius, the Comoros Islands, Indonesia, East Timor, Papua New Guinea, Australia (and it's dependant Territories), New Zealand (and it's dependant Territories), Fiji, the Solomon Islands, New Caledonia, and the several and various other states of the Pacific, independent or otherwise, lying West of the International Date Line.

Relationship

In establishing this relationship, each party recognizes that they remain independent entities. Neither is an agent or employee of the other; neither has the authority to act on behalf of the other in any manner, other than as may be explicitly stated in this agreement.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Strategic Alliance

7bridge (or at its discretion, its partner) will assist C-Chip with the development of the Asian market. To this end, C-Chip hereby grant's 7bridge the exclusive rights to the C-Chip Technology and current and future C-Chip products for the Greater China Region; including any and all hardware or software applications, for the term of this Agreement.

C-Chip agrees that 7bridge shall have the first right of refusal to market C-Chip's services in Asia-Pacific subject to 7bridge capabilities and benchmarks as outlined in this agreement.

7bridge shall have the right to develop at its own discretion its own services and applications based on C-Chip Technology and products.

C-Chip shall have right of first refusal for any 7bridge products or services developed in such a manner for region outside Asia-Pacific

C-Chip agrees that 7bridge shall have the right to source and manufacture products based on C-Chip technology on its own behest; and that it shall have right of first call in the provision of manufacturing capabilities and sources to C-Chip

C-Chip agrees to offer at the most favorable rate available and 7bridge shall pay such at such rate for C-Chip products, as outlined below. The duties and obligations of the parties shall be as follows.

C-Chip agrees that 7bridge shall have access to any and all pertinent market intelligence and marketing material; and have the right to be co-represented at any industry and commercial events and venues that may be relevant to the Asia-Pacific market.

Further to this, C-Chip and 7bridge agree that they shall have specific obligations under this Agreement:

C-Chip Obligations
General

C-Chip will:

(a)	provide to 7bridge C-Chip products, and all ancillary systems and technologies, including all necessary hardware, software, customization, and upgrades
(b)	provide support to operate and maintain the service
(c)	ensure that the availability and quality of the service can meet the industry standard in providing a commercial service
(d)	provide what support it may be able to in integrating the value-added services onto its network

Products
C-Chip agrees to fill 7bridge's orders for the Devices. All products shipped to 7bridge shall satisfy all government regulatory standards in China and Asia-Pacific countries.

Updates
In the event that C-Chip updates or changes the Services related to the Devices from time to time, it shall notify 7bridge in writing of any changes and provide 7bridge with an updated version of the Applications at no extra cost, including documentation, if any. Changes to the software on the Devices will be made available at as additional cost to 7bridge from time to time, and 7bridge would make this available to end users as best it sees fit.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Additional Services
C-Chip may make available to 7bridge from time to time additional services. If 7bridge elects to purchase such services, the parties will document the terms in writing, by way of addendum to this Agreement.

Lead time for delivery
In no case would shipment of Devices occur more than ten weeks after C-Chip has accepted the Purchase Order.

Customer Support
C-Chip shall provide Tier 2 Support which will include technical support and back-up support in those instances in which 7bridge's Tier 1 Support is unable to resolve a particular End User support issue, after making best efforts to do so. C-Chip will provide contact information and procedures to 7bridge. 7bridge agrees that its primary mode of contacting C-Chip with customer support issues shall be by email to C-Chip.

Repair and Services
C-Chip agrees to repair Devices sent by 7bridge, not covered by warranty, at 7bridge's sole cost and expense.

7bridge obligations
General

7bridge will:

  provide 1st line maintenance and escalation
  liaise with C-Chip and all associated suppliers for 2nd level maintenance provide support in equipment delivery, installation and testing will develop and market value-added services to run on C-Chip's technology will be responsible for all sales and marketing, customer service, end-customer billing, payment collection and credit control risk has the first right of refusal for new C-Chip Products in Asia-Pacific

Marketing
7bridge agrees to use its best efforts to market and sell the Devices in a manner that maintains a reputation for quality with respect to the Devices.

Pricing of the Devices
7bridge understands that pricing of the Devises is based on a monthly order as indicated on schedule found in appendix 2. If at the end of each month period, 7bridge has not purchased the quantities of Devices on which prices were based, pricing of the Devices sold to 7bridge will be adjusted according to schedule found in appendix 2. In such situation, C-Chip shall invoice 7bridge and 7bridge shall pay the said invoice upon receipt.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Distributors and Authorized Agents
7bridge shall use its best efforts to select and supervise Distributors and Authorized Agents in order to comply with the terms of this Agreement. C-Chip has the right to approve Distributors and Authorized Agent agreements which consent will not be unreasonably withheld.

Primary Contact
Except as otherwise provided herein, 7bridge shall be solely responsible for:

determining the pricing to the End User for all Devices made available by 7bridge to Distributors, Authorized Agents and End Users, as well as billing and collecting any fees charged by 7bridge; handling and processing all refunds, credits and other reimbursements to be made or owed to Distributors, Authorized Agents and End Users relating to the Devices; all direct communications with Distributors, Authorized and End Users related to their accounts;

providing Tier 1 Support to Distributors, Authorized Agents and End Users and providing to C-Chip, all information required to allow C-Chip to process requests for all accounts, provide Tier 2 support and otherwise satisfy the obligations within this Agreement.

Purchase of C-Chip Products
Pricing

On any Purchase Order, 7bridge agrees to pay C-Chip an amount equivalent to twenty-five percent (25%) of the total Purchase Order and the remaining amount on delivery of the Devices and related services. The amounts for each Device ordered by 7bridge are based on a schedule as indicated in appendix 2 and to subject to monthly adjustment based on actual quantities ordered according to the rates set forth in the price schedule in Appendix 3.

C-Chip may modify the price schedule at any time upon thirty days' written notice to 7bridge. All such payments shall be by cheque on delivery in US dollars unless otherwise agreed by C-Chip in writing.

Any delinquent amounts shall bear interest at one and one-half percent per month, or if such amount exceeds the maximum amount allowed by law, then the maximum amount permitted under applicable law will be imposed on overdue amounts.

Prices are exclusive of, and 7bridge is responsible for, all sales, use, import/export and like taxes, freight and insurance charges, and any border broker fees. 7bridge agrees to comply with all laws, including any import or export laws, at its sole cost and expense.

Limitation on Use. The Devices are sold to 7bridge, for commercial and consumer use to activate and deactivate vehicle and for tracking the physical location of assets. 7bridge agrees that to the best of its ability neither it, it's Distributors, it's Authorized Agents or End Users, will use, market or sell the Devices in connection with illegal purposes or for activities that violate the privacy rights of others. 7bridge agrees to disclose these limitations on use to Distributors, Authorized Agents and End Users.

Confidentiality and Proprietary Rights
7bridge understands the Devices contains trade secrets or other confidential information and may become subject to patent, trademark, copyright, or other additional proprietary protection. 7bridge hereby acknowledges C-Chip's rights, agrees not to challenge any of such rights, and agrees not to reproduce, modify, or copy the Devices in whole or in part, other than as explicitly set forth herein. No activities by 7bridge shall act to create any rights in any of C-Chip's proprietary rights. 7bridge agrees to take all reasonable steps to maintain and protect such proprietary rights of C-Chip. 7bridge agrees to promptly notify C-Chip of any potential infringement by any person of any of C-Chip's proprietary rights. If 7bridge contributes to or makes any development or improvement to the Devices or on any of C-Chip's goods or services, such developments and improvements may be used by and are hereby assigned to C-Chip.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Delivery
All orders shall be shipped to 7bridge via C-Chip F.O.B. origin, origin point will be Montreal, Canada. Title to the Devices will pass to 7bridge upon delivery of the Devices by C-Chip. Upon that delivery, 7bridge will be responsible for, and will bear the entire risk of loss or damage to the Devices, and will pay all freight and other charges associated with the delivery.

Limited Warranty. C-Chip warrants that the Devices will conform in all material respects to the specifications attached hereto as Appendix 1 and further warrants the Devices to be free from defects in material and workmanship for a period of one year after activation of the Device by End User ("Activation Date").

C-Chip's sole liability with respect to any breach in warranty during this one-year period shall be either replacement or repair of the defective Device. It shall be the responsibility of 7bridge to return the defective Device to C-Chip. If 7bridge returns a Device to C-Chip within 30 days of the Activation Date, which C-Chip determines to be defective, C-Chip shall replace the Device. For any Device that 7bridge returns to C-Chip after this thirty day period, but within one year of the Activation Date, which is found to be defective by C-Chip, C-Chip shall have the option of repairing or replacing the Device, or crediting 7bridge's account for the amount of the purchase price paid by 7bridge.

7bridge shall bear all shipping and duty charges for returning the Devices to C-Chip, regardless of whether the Devices are covered by warranty. C-Chip shall bear all shipping and duty charges for returning the Devices it repairs or replaces to 7bridge

This warranty shall be void if, in C-Chip's sole determination, the Device has been abused, misused or altered.

Manufacturing Defect Level
If, after notification by 7bridge to C-Chip, and confirmation by C-Chip, that more than five percent of the Devices in an order delivered to 7bridge are materially defective within thirty days after the Activation date, C-Chip will discontinue production until the defect has been identified and corrected.

7bridge will return all of the defective devices to C-Chip, at C-Chip's expense. C-Chip will have thirty days from the date it receives the return of the defective Devices to identify and report the correction to 7bridge. Replacement goods will be shipped to 7bridge once the defect has been identified at no cost to 7bridge.

If at any point during the term of this agreement, after notification by 7bridge, the number of Devices determined by both parties to be materially defective exceeds a cumulative rate of five percent per quarter, (calculated by dividing the total number of defective Devices in any three month period by the total number of Devices delivered to 7bridge during that same period), and after thirty days written notice to C-Chip, C-Chip shall issue a product recall at C-Chip's expense. C-Chip may limit the recall to the specific production lots to which C-Chip, in its sole judgment, determines the defect is confined. 7bridge may decide to accept no new shipments until the defect is corrected. In addition, all Devices contained within 7bridge's inventory that are directly addressed by C-Chip's recall may be returned by 7bridge for a full refund.

If the defect is not corrected within forty-five days, this will be seen as a material breach of the Agreement as outlined in Section 8.3.

Scope of Warranty
C-Chip's warranty is made to 7bridge only and not to Authorized Agents or End Users. 7bridge acknowledges that it is responsible for fulfilling any warranty obligations and costs extended to Distributors, Authorized Agents or End Users with respect to the Device, which are beyond the scope of the limited warranty herein contained.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

The foregoing warranty is in lieu of all other warranties whether expressed or implied, written or oral. C-Chip specifically disclaims any implied warranties of merchantability, accuracy, performance and fitness for a particular purpose, title, non-infringement, and non-interference with enjoyment of the device. 7bridge expressly agrees that c-chip shall not be liable for any lost profits of 7bridge or any special, direct, indirect, incidental, punitive, exemplary or consequential damages arising out of breach of contract, strict liability, negligence, or any other legal theory beyond those stated above, even if c-chip has been advised of the possibility of such damages. Further, 7bridge agrees that C-Chip's total liability, if any, under any theory, shall not exceed any amount paid to it by 7bridge for the device. Any written or oral information or advice given by c-chip, its employees or agents, will in no way increase the scope of liability or limited warranty, nor may 7bridge rely on any such written or oral communication. 7bridge agrees to accept the device "as is" and "with all faults" other than the limited warranty stated above. 7bridge shall ensure that the warranty disclaimers contained in this paragraph is made to end users.

Limitation of Liability of 7bridge
In no event shall 7bridge be liable to C-Chip for any amounts representing loss of profits, loss of business, indirect, special, exemplary, consequential or punitive damages arising from the performance or non-performance of this Agreement or any acts or omissions associated therewith or related to the use of any items services furnished hereunder, whether the basis of the liability is breach of contract, tort, any other legal theory.

Indemnification
Each party shall, at its own expense, indemnify and hold harmless the other, its affiliates, their respective directors, officers, employees, agents, subsidiaries, affiliates, subcontractors and assignees, or any of them, from and against all claims, costs, fees (including reasonable attorneys' fees), damages and liabilities, suits, judgments and expenses resulting from the acts or omissions of either party or the failure by either party to perform its obligations hereunder.

Trade Names and Trademarks
C-Chip grants to 7bridge the exclusive right to use it's trade names, trademarks and such other brand identifying material, as may currently exist or in the future be developed, within the Asia-Pacific region. Each party also hereby grants to the other the non-exclusive right to use its trademarks and trade names as may from time to time be permitted, prescribed and approved by the granting party solely for the purpose of accomplishing the purposes of this Agreement. Each party acknowledges and agrees that the other (or its affiliate) is the sole and exclusive owner of all right, title and interest in and to its trademarks and trade names, except to the extent as may be granted by this Agreement.

C-Chip agrees that, at any time during the Term or after its expiration or termination, it will follow the trademark guidelines provided by 7bridge from time to time regarding the proper use of the 7bridge Marks, it will not in any manner represent that it has any right, title or interest in or to any of the 7bridge Marks, it will not register or attempt to register any of the 7bridge Marks (or any mark or name confusingly similar to any of the 7bridge Marks) under the laws of any jurisdiction, and it will not do or cause or suffer to be done any act or thing impairing the distinctiveness of the 7bridge Marks or any part of either party's right, title and interest therein or challenge the validity of the 7bridge marks (whether or not the 7bridge Marks are registered in the jurisdiction(s) in which either party is located or does business).

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

7bridge agrees that, at any time during the Term or after its expiration or termination, it will follow the trademark guidelines provided by C-Chip from time to time regarding the proper use of the C-Chip Marks, it will not in any manner represent that it has any right, title or interest in or to any of the C-Chip Marks, it will not register or attempt to register any of the C-Chip Marks (or any mark or name confusingly similar to any of the C-Chip marks) under the laws of any jurisdiction, and it will not do or cause or suffer to be done any act or thing impairing the distinctiveness of the C-Chip Marks or any part of either party's right, title and interest therein or challenge the validity of the C-Chip Marks (whether or not the C-Chip Marks are registered in the jurisdiction(s) in which either party is located or does business).

Arbitration
Except for preliminary injunctive relief and actions to enforce the decisions of the arbitrators, all disputes arising out of or related to this Agreement, including the scope, the construction or application of this Agreement, shall be resolved by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce then in force. The arbitration hearings and all meetings pursuant to this section shall be held in or near Montreal, Quebec and shall be conducted in English. If the parties cannot agree upon a single arbitrator within fifteen (15) days after demand by either of them, each party shall select one arbitrator knowledgeable of the telecommunication industry and notify the other of its selection, and such two arbitrators shall select a third. The arbitrator(s) shall conduct a hearing within thirty (30) days after their selection. A majority of the arbitrators shall determine the decision/award, which shall be rendered within five (5) days after the completion of the hearing. The decision of the arbitrator(s) shall be final and binding upon the parties both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator(s) shall be shared equally by the parties, and each party shall bear its own legal costs, unless the arbitrator(s) determine that their expenses, and/or the legal costs, shall be otherwise assessed.

Reporting
7bridge agrees to keep true and accurate records of all sales to Distributors, Authorized Agents and End Users as part of its regular accounting system and to timely report information to C-Chip. Upon reasonable notice, C-Chip shall have the right to audit all such records by an independent accountant. In the event that such examination discloses a material misstatement of fact or an underpayment of more than five percent, 7bridge agrees to immediately reimburse C-Chip for all expenses of such audit plus interest at the maximum rate allowable by law.

C-Chip shall provide 7bridge with monthly reports showing the number of new customers activated and a summary of usage for all active customers.

Force Majeure
If the performance of this Agreement, or any obligation hereunder except the making of payments, is prevented, restricted, or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident, strikes or labor disputes; inability to procure or obtain delivery of parts, supplies, or power; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction, or interference; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such cause of non-performance and shall resume performance hereunder with dispatch whenever such causes are removed.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Miscellaneous
This Agreement constitutes the entire Agreement between the parties and supersedes all prior agreements, understandings, and negotiations, whether written or oral with respect to the subject matters hereof. No change, modification, or waiver of this Agreement or any of its provisions shall be binding unless in writing signed by both parties hereto. No failure to exercise, or delay in exercising, any right shall constitute a waiver or otherwise diminish any right herein established. This Agreement shall be construed and enforced in accordance with the laws and jurisdiction of the State of Colorado in the United States of America.

Non-Circumvention
Both Parties, intending to be legally bound, hereby irrevocably agree that neither shall, during the term of this Agreement nor for a period of One (1) Year after the termination or expiration of the same, circumvent, avoid, bypass, or obviate each other or the Purpose of this Agreement, directly or indirectly, to avoid payment or fees, commissions, or any other form of compensation in any transaction with any corporation, partnership, or individual, revealed by either party to the other, in connection with any project, or currency exchange, or any loans or collateral, or finding, or any other transaction involving products, commodity, or services, or addition, renewals, extensions, rollover, amendment, new contract, re-negotiations, parallel contract/agreement or third party assignment hereof.

Confidentiality
Both Parties acknowledge that information and data ("Information") belonging to the other Party is privileged and confidential, and shall take all necessary precautions to maintain their confidentiality; and hereby agree that neither will disclose, nor allow its Staff to disclose, to any third party any Information belonging to the other.

Information shall be defined as the terms of this Agreement and the Schedules hereto and any and all, whether written or not, form of information, discoveries, ideas, concepts, know-how (whether patentable or copyrightable or not), research, development, designs, specifications, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, disks, diskettes, tapes, algorithms, software programs, marketing plans or techniques, customer names, technical, financial or business information, trade secret, including without limitation to any portion or phase of scientific or technical information, design, process, procedure, formula or improvement which is not generally available to the public and that gives the one who uses it an advantage over competitors who do not know of or use the trade secret, whether or not marked "Confidential".

Notwithstanding the foregoing, this provision shall not apply to the recipient party in respect of any Information received by the recipient party which:

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement
  was already in the public domain or known to the recipient party prior to receipt thereof;
  was acquired by the recipient party from a third party having the right to convey the confidential information to the recipient party without any obligation of confidentiality not to disclose the same;
  is approved for release by prior written authorization by the owner of the confidential information; or
  is required by law or a regulatory body or pursuant to a judicial order to be disclosed.

Compelled Disclosure
In the event that a Party or any of its director, officer, employees or advisors becomes legally compelled to disclose any of the Information furnished by the other Party, it shall provide such Party with prompt prior written notice of such requirements so that the Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement, which waiver may not be unreasonably withheld. In the event that such protective order or other remedy is not obtained, or that a Party waives compliance with the provisions hereof, the other Party agrees to furnish only that portion of the Information which is legally required and to exercise reasonable efforts to obtain assurances that confidential treatment will be accorded to such Information.

Return of Information
A Party will promptly upon the written request of the other Party destroy or deliver to such Party all documents furnished by or on behalf of the other Party which constitutes Information (including any notes, analyses, memoranda, computer data or other work product produced by the receiving Party) without retaining any copy thereof. A Party may request the other Party to provide a written certificate of such destruction signed by an officer of the other Party. The confidentiality obligations set-out in Section 0 shall survive any such return or destruction of Information.

Remedies
Both Parties acknowledge that any breach of this Agreement will cause the other Party to suffer irreparable harm and injury to the non-defaulting party that cannot be adequately compensated in monetary damages alone and that therefore injunctive relief shall be available to the non-defaulting party. The defaulting party agrees not to plead as defence to any claim for injunctive relief under this clause that monetary damages are a sufficient remedy nor require the non-defaulting party to further prove actual harm or injury or to furnish any bond as a condition of obtaining injunctive relief. Such remedy or breach of this Agreement shall be in addition to all other remedies (including damages and accounting for profit) available to a Party to this Agreement, whether at law or in equity.

Term
This Agreement shall be effective a period of thirty six (36) months unless terminated or modified by either party in accordance with the provisions of this Agreement. The initial term shall be extended automatically for successive one- (1) year term unless either party gives written notice of its intent not to so extend more than ninety (90) days prior to the end of the initial term or any extensions thereof.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Termination
Anything set forth herein to the contrary notwithstanding, this Agreement may be terminated by 7bridge or C-Chip as provided below:

Non-payment
C-Chip may terminate this Agreement if 7bridge has failed to pay any amounts due under Appendix 2, and such failure continues days after the receipt by 7bridge of written notice of non-payment from C-Chip.

Abandonment
Either party may terminate this Agreement immediately if the other party has abandoned the portion of its business related to it obligations hereunder.

Other Breaches
Either party may terminate this Agreement if the other party commits a material breach or default of any of the provisions of this Agreement other than those related to payment to 7bridge or abandonment and such breach or default has not been cured within thirty (30) days after receipt by the breaching party of the non-breaching party's written notice of such breach and/or default.

Government Restrictions
Either party may terminate this Agreement if the performance of this Agreement pursuant to the terms hereof has been prohibited by any governmental body and the parties are unable to reconstitute this Agreement pursuant to Section 5.2.

Change of Control
This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Such consent shall also be required to continue the Agreement upon any change in the effective control of the other party.

Bankruptcy, Insolvency, etc.
Either party may terminate this Agreement if a receiver is appointed for the other party or its property, if there is an assignment for the benefit of creditors by the other party, if there is the institution by or against the other party of a proceeding in bankruptcy or under any solvency law or for a corporate reorganization or receivership or the cessation of doing business by the other party for any reason.

Duties after Termination.
After termination of this Agreement and as long as the customer base exceeds 250 End Users, C-Chip will continue to make available its services to existing customers and 7bridge will continue to process debits for Monthly Billing for those End Users continuing to receive Location Applications billed through 7bridge and pay C-Chip its share of these amounts until the account is cancelled or revoked, the customer cancels the service or returns the product or the service is otherwise terminated. The rights and obligations regarding confidentiality, indemnification and limitation of liability as set forth in paragraphs 6.3, 6.7, 9 and 10 shall continue indefinitely after termination.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

No Waiver
No waiver of any right under or in relation to this Agreement shall be effective unless made by deed executed by the party whose right it is to waive. The failure of either party to enforce or insist upon compliance with any term of this Agreement or the waiver of any right under any term in this Agreement does not constitute a general waiver or variation of such term or any other terms of this Agreement.

Representations and Warranties
7bridge and C-Chip represent and warrant that this Agreement is a legal, valid and binding obligation of each such party, enforceable in accordance with its terms.

Representation of Authority
Each party represents and warrants to the other that the signing and delivery of this Agreement and the performance of the party's obligations under this Agreement have been duly authorized and that the Agreement is a valid and legal agreement that is binding on the parties and enforceable in accordance with its terms.

Binding Effect
This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective permitted successors and assignees.

Assignment
Neither party will voluntarily or by operation of law, assign, transfer, license or otherwise transfer all or any part of its rights, duties or other interests in this Agreement or the proceeds from this Agreement ("Assignment") without the other party's prior written consent, which consent will not be unreasonably withheld or delayed.

Any attempt by a party to make an Assignment in violation of this Clause is null and void and in addition, the other party may, at its sole discretion, terminate this Agreement.

Amendment
This Agreement, and such Schedules as may be attached, may not be amended except by an instrument or a document in writing, agreed and signed by both parties. No modification or amendments to this Agreement or the Schedules is caused by the acknowledgment or acceptance by either party of any purchase order, sales acknowledgment or other similar form from the other party.

Notice
All notices to be given under this Agreement shall be in writing and shall either be delivered in person or sent by registered post to the principal office of the party to be served; and shall be deemed duly served (i) in the case of a notice delivered personally, at the time of delivery, and (ii) in the case of a notice sent by post, three business days after the date of dispatch; a Business Day being a day (other than Saturday or Sunday) on which banks are open for business in Hong Kong.

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7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Any notice, request, instruction, legal process or other document to be given hereunder shall be in writing and shall be delivered by hand delivery, facsimile, U.S or Canada Mail (certified, return receipt requested) or overnight mail service to the address and/or facsimile number set forth below or such other number(s) or addresses as may be specified by the relevant party, in writing, from time to time during the term of this Agreement.

If to 7bridge:	7bridge Capital Partners Limited Suite 1304 Kinwick Centre 32 Hollywood Road Central, Hong Kong
If to C-Chip:	C-Chip Technologies Corporation 4710 St. Ambrose, Suite 227 Montréal, Quebec Canada

Notices sent by the above means shall be conclusively deemed received on the date shown on the confirmation slip (for notices sent by facsimile transmission), seventy two hours after deposit in U.S. or Canada Mail (certified, return receipt requested) or in the case of courier or overnight service, the date of receipt shall be that stated by the return receipt or other evidence provided by the delivering service.

Entire Agreement
This Agreement supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties and covenants and all inducements to the making of this Agreement relied on by either party to this Agreement, whether written or oral, and embodies the parties' complete and entire agreement with respect to the subject matter of this Agreement. No statement or agreement, oral or written, made before the signing of this Agreement will vary or modify the written terms of this Agreement.

Severability and Headings
If any provision or part thereof of this Agreement is held unenforceable, illegal or invalid under any law or regulation to which it is subject, then that provision or part shall be deemed deleted from this Agreement, and this Agreement shall remain in full force apart from such provision or part and the parties agree to use their best endeavours to replace any such provision, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the unenforceable, illegal or invalid provision as is legally possible.

All headings and titles contained in this Agreement are used solely to organize the contents of this Agreement and will not be used to effect the interpretation of the contents of this document.

Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Hong Kong in all respects, including matters of construction, enforcement and performance.

10 February 2004	CONFIDENTIAL	page 14

7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

Counterparts
This Agreement may be executed in multiple counterparts which, taken together, constitute one and the same instrument.

10 February 2004	CONFIDENTIAL	page 15

7bridge Capital Partner Limited	C-Chip Strategic Alliance Agreement

IN WITNESS TO THIS AGREEMENT, the parties have signed and entered into it as of the Effective Date.

For and on behalf of 7bridge Capital Partners Limited /s/ Cherry Lim Signature Cherry Lim President Witnessed by: /s/ Richard Clarke Signature /s/ Richard Clarke Print Name	For and on behalf of C-Chip Technologies Corporation /s/ Stephane Solis Signature Name Title President and CEO Witnessed by: /s/ Noda Guruis Signature /s/ Noda Gurguis Print Name

10 February 2004	CONFIDENTIAL	page 16